September 2014 Macrocure Ltd. NASDAQ: MCUR Corporate Presentation

Safe harbor statement This presentation contains forward - looking statements concerning our business and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. These forward - looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward - looking statements. In some cases, you can identify forward - looking statements by terms including ‘‘anticipates,’’ ‘‘believes,’’ ‘‘could,’’ ‘‘estimates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘may,’’ ‘‘plans,’’ ‘‘potential,’’ ‘‘predicts,’’ ‘‘projects,’’ ‘‘should,’ ’ ‘ ‘will,’’ ‘‘would,’’ and similar expressions intended to identify forward - looking statements. Forward - looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not unduly rely on any forward - looking statements. Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward - looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward - looking statements for any reason after the date of this presentation, to conform these statements to actual results or to changes in our expectations. These forward - looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward - looking statements for any reason . The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of the products or services of the Company or this proposed offering .

MacroCure overview ▪ Focused on developing novel therapeutic platform to address chronic and hard - to - heal wounds, such as diabetic foot ulcers (DFUs) and venous leg ulcers (VLUs) ▪ Lead product candidate CureXcell is an advanced wound care (AWC) treatment - Currently in two, pivotal, double - blind, Phase III clinical trials - Over 5 , 000 patients treated to date in Israel ▪ CureXcell is a monthly injectable of living, human, activated white blood cells - Proprietary activation technology - Direct contact with the wound bed triggers the body's endogenous healing process ▪ Established contract manufacturing operations in Philadelphia and Israel ▪ Management track record in regenerative medicine, wound care and the development and commercialization of biologics

Investment highlights

~$5.3 billion advanced wound care market worldwide

Attractive value proposition

- 5,000+ patients treated in Israel
- Demonstrated safety and efficacy in clinical trials
- Well positioned for current reimbursement environment

Differentiated product with novel treatment mechanism and delivery method

- CureXcell is in two pivotal, double-blind, US Phase 3 clinical studies

Multiple near-term milestones

- MOA study results in Q4 2014
- DFU Phase 3 data readout in 2H 2015
- VLU Phase 3 interim data in 2H 2015
- Anticipated BLA filing in late 2016

Substantial proprietary technology, trade secrets and know-how

- Significant barriers to entry
- Issued patents valid until 2030

Management team experienced in developing and commercializing biologics

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Proprietary activation process HYPO - OSMOTIC SHOCK awakens cells to fully active and functional state We activate the white blood cells through our proprietary hypo - osmotic shock cell activation technology, a process in which we change the concentration and pH of the suspension surrounding the cells Once activated, these cells undergo a change in gene expression that results in an increase in the cells’ secretion of numerous growth factors and other biochemical factors

Our market opportunity ▪ Chronic, hard - to - heal wounds represent one of the largest and fastest growing segments of the wound care market ▪ ~$ 5.3 billion AWC market worldwide - We believe the AWC market is underpenetrated due to lack of effective products ▪ ~ 800 K and ~ 1 , 300 K patients each year (US, EU 5 , Japan ) experience hard - to - heal DFUs and VLUs, respectively - 25 % of people with Diabetes will develop a foot ulcer in their lifetime - ~ 15 % of hard - to - heal wounds result in amputations - 80 % of all amputations in the US are result of non - healing DFUs ▪ ~$ 25 billion burden on the US healthcare system Targeting chronic hard - to - heal wounds that have not closed after four weeks of standard of care treatment

CureXcell addresses common challenges with many currently available products

Challenge for existing products	CureXcell advantages
Lack of proven record in treating hard-to-heal, chronic wounds with complexities such as infection, poor blood flow, and wounds that are post-amputation	**Targets complex, chronic and hard-to-heal wounds;** 71% closure in 131 patients that included infected ulcers with poor blood flow and post-amputation patients
Lack of rigorous, controlled FDA clinical data to demonstrate significant safety and efficacy	**Treated over 750+ patients in 9 clinical studies;** currently in two pivotal, double-blind US Phase 3 studies
Complex and challenging product preparation and application	**Ready-to-use application** **Easy and quick to administer**
Limited by topical application and come in contact with contaminated environment	**Administered directly into wound bed** to avoid contaminated environment and comes in direct contact with disturbed microenvironment
Multiple, cumbersome treatments	**Once a month injection** enhances patient compliance and reduces number of patient visits
High cost to overall healthcare system	**Lower overall burden on the healthcare system**

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Broad patient inclusion criteria for MC-103

	CureXcell MC-103
ABI lower limit[1]	>0.60
Ulcer Size (sq cm)	no limit
Infection	yes
Post-amputation	yes
Location	below the malleolus
GUC	yes
Ulcer Duration Prior To Screen	3 weeks
Ulcer Duration	1 year
Sham Heal	36%[2]
Product Heal Rate	68%
Average Time To Close (weeks)	12.1
Wound Size (sq cm)	8
Number Of Treatments	2.9

Included:

1) hard-to-heal ulcers with infection
2) reduced blood flow, and
3) history of amputation

Note: Statistics represent DFU patients in MC-103

(1) ABI, or ankle-brachial index, is the ratio of the systolic blood pressure in a patient's ankle to the systolic blood pressure in the patient's arm. Lower measurements of ABI generally indicate poorer blood circulation in a patient's leg, with corresponding adverse implications for wound healing.

(2) Represents an assumed sham closure rate, or AR, of 36%. This trial did not include a sham treatment arm because CureXcell was already approved in Israel, which was the site of the trial. We chose what we believe is a higher AR than what would be expected based on the patient inclusion criteria in our trial because it results in a more rigorous test of statistical significance.

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MC - 103 – strong clinical data 68.4% 81.4% 68.5 % Diabetic Foot Ulcers Venous Leg Ulcers All mITT Patients N = 58 N = 44 N = 131 MC - 103 achieved high closure rates in hard - to - heal DFU and VLU patients Percent of Patients with Complete Wound Closure at Week 24 by Wound Type (1) (1) 70.9 % of patients had complete wound closure at study completion (2) mITT represents the modified intent - to - treat cohort (2)

Case studies from MC-103

DFU


Week 0


Week 6

- 58 year old male
- DM, HPN, Hyperlipidemia, Obesity, current smoker
- Suffers from a plantar DFU ulcer, for more than 10 months without any improvement with GUC
- Patient was treated with 2 CureXcell injections
- Wound was closed after 6 weeks

DFU


Week 0


Week 8

- 53 year male with known PVD and DM Type II
- Suffers from an ulcer, 1st toe, for more than 3 months without any improvement with GUC
- CureXcell was injected at the edges of the Eschar (ischemic wound)
- Following 2 treatments, one month apart, the wound is completely closed
- Pain was significantly reduced several days after first injection

DFU


Week 0


Week 4

- 61 year old male with DM Type II, PVD, IHD, Obesity, and renal insufficiency
- Suffers from Diabetic Foot Ulcer for almost 6 months with no improvement
- Wound was closed following 1 CureXcell treatment

In certain instances, CureXcell was effective in wounds for which an alternative treatment did not work

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Rigorous phase 3 clinical design

	MC-102 DFU study	MC-105 VLU study
Design	Multicenter, Randomized, Double-blind, Parallel Group, Sham-controlled	
Inclusion criteria	▪ ABI: ≥ 0.65 ▪ Ulcer size: 1-20 cm^2 ▪ Includes infectious and post-amputation ▪ Wounds below the malleolus ▪ 4 weeks ulcer duration prior to screening ▪ No limit on ulcer duration	▪ ABI: ≥ 0.80 ▪ Ulcer size: 1-12 cm^2 ▪ Includes infectious ulcers ▪ Ulcer between the knee and malleolus ▪ 4 weeks ulcer duration prior to screening ▪ Ulcer duration 18 months
Indication	Lower extremity ulcers in diabetic patients	Chronic venous leg ulcers of the lower extremity
No. of patients	▪ 280 patients in up to 30 centers	▪ 252 patients in up to 30 centers
Timing	▪ Completion 2H 2015	▪ US interim data 2H 2015 ▪ Completion 2H 2016
Primary Endpoint	100% healing / closure with sustained complete closure for four additional weeks	Time to 100% closure
Secondary Endpoint	▪ At least 50% closure ▪ Time to complete closure with sustained complete closure for four additional weeks ▪ Proportion of patients with 100% closure with closure remaining after 12 weeks ▪ Proportion with negative ulcer-related outcomes ▪ Proportion whose target ulcer recurred in follow-up	▪ Proportion of complete closure during treatment phase ▪ % surface area change from baseline ▪ Proportion of complete closure at each visit in treatment phase ▪ Proportion of target ulcer recurrence during follow-up phase ▪ Change in quality of life ▪ Reduction in pain

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Activation Proprietary hypo - osmotic shock technology, alters gene expression/increases secretion of various growth and other biochemical factors Packaging Monthly injections Seven day shelf life Cell separation Centrifugation Collection Living white blood cells from fully - screened healthy volunteer blood donors Refined and validated production process 3 4 1 2 Plasma, white blood cell, red blood cell

Meeting the market demand Simple and efficient manufacturing process Use blood bank byproduct, which allows for cost - effective production and attractive margins Long term agreement with American Red Cross Secure raw materials Scalable infrastructure & low capital investment Establish multiple manufacturing facilities adjacent to blood banks to extend market reach

Regulatory strategy ▪ Comprehensive dossier for BLA regulatory review - Two independent Phase 3 randomized clinical trials - 2 ICH compliant post market studies - In - vitro and in - vivo mechanism of action studies - Long term safety study - Current FDA Phase 3 MC - 102 trial achieved highest possible recommendation by the Independent Data Safety Monitoring Board at each safety review cycle - 5 bi - annual DSMBs have been passed; most recently in June 2014 to review efficacy and safety ▪ Seeking broad label indication for DFU and VLU ▪ BLA submission targeted in late 2016

Reimbursement strategy and methodology

Codes & Payment

- CureXcell is NOT expected to be subjected to skin-substitute bundle/tiered payment or procedure code
  - Bundle payment system is based on the surgical procedure code that accompanies the use of skin substitutes
- CureXcell is NOT expected to need new procedure, or CPT code, and is expected to be reported with existing injection code:
  - 96372 – therapeutic, prophylactic, or diagnostic injection; subQ or IM
- Macrocure expects to file for new product, or HCPCS[1] code

Timing

- Approval process typically takes 9-12 months after FDA approval
- Until HCPCS[1] is procured, CureXcell expects to be reported with:
  - ASP[2] + 6%, pass-through status
  - Current HCPCS[1] code J3590 - 'unclassified biologics'

Supportive information

- We intend to execute a publication strategy prior to Phase 3 clinical trial results and BLA filing
- KOL alignment to support product benefits
- We intend to meet with CMS before approval to discuss payment and methodology
- Macrocure commissioned third-party preliminary pricing studies

We believe CureXcell's ease-of-use therapy and patient convenience will drive adoption

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(1) Healthcare Common Procedure Coding System
(2) Average Selling Price

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Broadening CureXcell’s potential market applications Aesthetics Regenerative Medicine Reconstruction CureXcell Potential Platform Technology Reprogrammed Cells : - Repair cells & damaged tissue - Growth factors - Shift to proliferation - Tissue - specific cell combinations Orthopedics

Expected corporate milestones Q 1 : Start Mechanism of Action study Q 2 : Start Phase 3 study for VLU Q 2 : Passed most recent DSMB Q 3 : Completed enrollment in DFU study Q 4 : Mechanism of Action study completion 2014 2 H: Phase 3 study completion for DFU 2 H: Phase 3 study interim data for VLU 2015 2 H: Phase 3 study completion for VLU 2 H: Submit BLA to the FDA 2016 A pproval of US BLA 2017

Financial snapshot  June 30 , 2014 Unaudited Dec 31 , 2013 Audited ($ in millions) 5.9 9.3 Research and Develop, net 1.8 4.6 General and Administrative 7.7 13.9 Operating loss 0.1 4.4 Finance, Tax expenses 7.8 18.3 Net loss Balance Sheet ▪ Initial Public Offering on August 5 , 2014 − Issued 5.35 million ordinary shares at $ 10.00 − Net proceeds of $ 47.8 million ▪ Fully Diluted Shares Outstanding: ~ 18.7 million Income Statement Jun 30 , 2014 Unaudited Dec 31 , 2013 Audited ($ in millions) 11.2 19.0 Cash and cash equivalents 14.7 20.7 Total assets 3.2 2.0 Total current liabilities 11.5 18.8 Total shareholder’s equity ▪ Current c ash and cash equivalents s ufficient to: − Complete our ongoing Phase 3 trials − Seek FDA approval for CureXcell − Establish initial manufacturing capabilities to support CureXcell launch ▪ Burn rate (next 12 months): − $ 1.5 - $ 2 million per month ▪ Peak sales ~ $ 1 B+ in 2027 : − Assumes US m arket share of < 15% ▪ Gross margin at scale over 80% − Raw material advantage ( 1:30 ) − Relatively low capital investments − Efficient scalable process

Presenters

Nissim Mashiach
President and CEO

- Track record of taking biologicals from "bench to bedside"
- Expertise spans operations, manufacturing, production, and general and executive management

Michael Molyneaux, MD
Chief Medical Officer

- Physician with extensive background in wound care space
- Clinical consultant for major wound care companies, including: Advanced BioHealing, Derma Sciences, HealthPoint, Organogenesis

Shai Lankry
CFO and Israel Site Manager

- Track record of driving business results in small to large cap, multinational organizations
- Expertise in supporting M&A, licensing and partnership deals

Francesca M. DeMartino
VP, Investor Relations

- 15+ years of combined background in health care investor relations, investment banking and corporate communications

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Investment highlights ~$ 5.3 billion advanced wound care market worldwide Attractive value proposition Differentiated product with novel treatment mechanism and delivery method Multiple near - term milestones Substantial proprietary technology, trade secrets and know - how Management team experienced in developing and commercializing biologics